Exhibit 99.1

COVEY PARK ENERGY LLC

Unaudited Consolidated Financial Statements

for the

Six Months Ended June 30, 2019

COVEY PARK ENERGY LLC

COVEY PARK ENERGY LLC

Consolidated Balance Sheet

(in thousands)

(Unaudited)

June 30, 2019
Assets
Current assets:
Cash and cash equivalents	$—
Accounts receivable, net of $0 and $876 allowance for doubtful accounts:
Oil, NGLs and natural gas	53,383
Joint interest owners and other	18,073
Derivative financial assets	66276
Prepaid expenses and other	7,052
Total current assets	144,784

Oil and natural gas properties - using successful effort accounting:
Unproved properties	33,613
Proved properties, including wells and related equipment, at cost	2,560,863
Accumulated depletion	(590,446)
Oil and natural gas properties, net	2,004,030

Other property and equipment, net	3,979
Derivative financial assets, net of current position	24,333
Debt issuance cost, net	2,692
Deposits	76
Total assets	$2,179,894

Liabilities and Member Equity
Current liabilities:
Accounts payable	$26,711
Revenue payable	16,379
Suspense payable	26,552
Accrued liabilities:
Marketing and transportation costs	13,987
Interest	4,092
Capital expenditures	41,543
Operating costs	3,875
General and administrative and other	6,297
Asset retirement obligations	1,179
Derivative financial liabilities	9,740
Total current liabilities	150,355
Credit facility, net	350,000
Senior Notes, net of issuance costs	622,368
Asset retirement obligations, net of current portion	32,697
Derivative financial liabilities, net of current position	2,639
Deferred liabilities	1,756
Total liabilities	1,159,815
Mezzanine equity:
Series A Preferred Units, net of issuance costs	151,823
Commitments and contingencies (note 11)
Member's equity	868,256
Total liabilities and member's equity	$2,179,894

See accompanying notes to consolidated financial statements

COVEY PARK ENERGY LLC

Consolidated Statements of Operations

(in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Revenues:
Natural gas	$164,773	$127,560	$347,228	$233,893
Oil	659	665	1,162	1,295
Natural gas liquids	1,999	2,815	4,023	5,411
Other revenue	226	70	687	296
Total revenues	167,657	131,110	353,100	240,895
Expenses:
Lease operating	16,822	11,799	30,715	22,119
Gathering and transportation	20,015	15,721	37,809	32,849
Production taxes	5,817	5,629	11,959	9,632
Exploration and abandonment	2,570	196	6,321	395
General and administrative	16,827	6,791	24,864	12,849
Depletion and depreciation	78,693	46,073	146,294	79,606
Other expense	260	50	674	106
Accretion of discount on asset retirement obligation	607	424	1,160	840
Total expenses	141,611	86,683	259,796	158,396
Operating income	26,046	44,427	93,304	82,499
Other income (expense):
Interest	(17,049)	(14,891)	(34,264)	(29,296)
Derivative gain (loss)	69,653	(4,653)	66,106	(9,519)
Total other income (expense)	52,604	(19,544)	31,842	(38,815)
Income before income taxes	78,650	24,883	125,146	43,684
Income tax expense	0	59	19	86
Net income	78,650	24,824	125,127	43,598
Dividends and accretion on Series A Preferred Units	(5,026)	(10,760)	(9,969)	(19,044)
Net income available to member	$73,624	$14,064	$115,158	$24,554

See accompanying notes to consolidated financial statements

COVEY PARK ENERGY LLC

Consolidated Statement of Changes in Equity

(In thousands)

(Unaudited)

	Mezzanine Equity	Member's
	Series A Preferred Units	equity
Balance at December 31, 2018	$146,748	$753,098
Accrued dividends on Series A Preferred Units ($21.87/unit)	2,447	(2,447)
Dividends paid on Series A Preferred Units ($21.87/unit)	(2,447)	—
Accretion on Series A Preferred Units	2,496	(2,496)
Net income	—	46,477
Balance at March 31, 2019	$149,244	$794,632
Accrued dividends on Series A Preferred Units ($21.87/unit)	2,447	(2,447)
Dividends paid on Series A Preferred Units ($21.87/unit)	(2,447)	—
Accretion on Series A Preferred Units	2,579	(2,579)
Net income	—	78,650
Balance at June 30, 2019	$151,823	$868,256

	Mezzanine Equity	Member's
	Series A Preferred Units	equity
Balance at December 31, 2017	$245,634	$694,551
Accrued dividends on Series A Preferred Units ($21.44/unit)	4,823	(4,823)
Accretion on Series A Preferred Units	3,461	(3,461)
Net income	—	18,774
Balance at March 31, 2018	$253,918	$705,041
Dividends paid on Series A Preferred Units ($28.65/unit)	(6,446)	—
Accrued dividends on Series A Preferred Units ($21.87/unit)	4,920	(4,920)
Accretion on Series A Preferred Units	5,840	(5,840)
Net income	—	24,824
Balance at June 30, 2018	$258,232	$719,105

See accompanying notes to consolidated financial statements

COVEY PARK ENERGY LLC

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended	Six Months Ended
	June 30, 2019	June 30, 2018
Cash flows from operating activities:
Net income	$125,127	$43,592
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion and depreciation	146,294	79,606
Accretion of discount on asset retirement obligation	1,160	840
Amortization and write-off of deferred loan origination costs	860	876
Derivative (gain) loss	(66,106)	9,518
Net cash received (paid) for derivative settlements	3,824	15,747
Deferred income taxes	(8)	72
Other noncash items	(161)	(145)
Changes in operating assets and liabilities:
Accounts receivable	38,049	(4,166)
Prepaid expenses and other	(1,328)	(146)
Accounts payable	9,874	(6,587)
Revenue and suspense payable	3,092	5,326
Accrued liabilities	(2,801)	(902)
Net cash provided by operating activities:	256,876	143,631
Cash flows from investing activities:
Payments for acquisitions	(36,296)	—
Development of oil and natural gas properties	(200,373)	(180,252)
Purchases of other property and equipment	(313)	(382)
Proceeds from the sale of property	—	3,712
Net cash used in investing activities:	(236,982)	(176,922)
Cash flows from financing activities:
Proceeds from long-term debt	350,000	233,000
Payments on long-term debt	(365,000)	(193,000)
Series A Preferred Units dividends paid	(4,894)	(6,446)
Debt issuance costs and other	—	(263)
Net cash provided by (used in) financing activities:	(19,894)	33,291
Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of year	—	—
Cash and cash equivalents, end of year	$—	$—
Supplemental cash flow information:
Cash paid during the period for interest	$33,405	$29,742
Increase (decrease) in accrued liabilities for oil and natural gas properties capital expenditures	$5,935	$8,356
Series A Preferred Units dividends paid in kind and accretion	$5,075	$19,044

See accompanying notes to consolidated financial statements

(1)         Organization and Nature of Operations

Covey Park Energy LLC and its predecessors (together with its subsidiaries, “Covey Park” or the “Company”), a wholly owned subsidiary of Covey Park Holdings LLC (“Holdings LLC”) was formed in 2013 as Delaware limited liability Company, and is engaged in the acquisition, development, and production of oil and natural gas in the Haynesville and Bossier shale plays of East Texas and North Louisiana.

(2)          Basis of Presentation

The accompanying Consolidated Balance Sheet as of June 30, 2019, the Consolidated Statements of Operations for the three and six months ended June 30, 2019 and 2018, the Consolidated Statement of Changes in Equity for the six months ended June 30, 2019 and 2018, and the Consolidated Statements of Cash Flows for the six months ended June 30, 2019 and 2018 are for Covey Park and its subsidiaries. The consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). In the opinion of management, all adjustments necessary to fairly present the consolidated financial position of Covey Park at June 30, 2019 and its results of operations and cash flows for the periods presented have been included. Certain information and disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted, although we believe that the disclosures we have made are adequate to make the information presented not misleading. These unaudited interim financial statements should be read in conjunction with our audited consolidated financial statements and related footnotes for the year ended December 31, 2018.

Significant Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during each reporting period. Management believes its estimates and assumptions are reasonable. Such estimates and assumptions are subject to a number of risks and uncertainties that may cause actual results to differ materially from those estimates.

Significant estimates made in preparing these consolidated financial statements include, among other things, the estimated quantities of proved oil and natural gas reserves used to calculate depletion of oil and natural gas properties; the estimated present value of future net cash flows used in evaluations of purchase price allocations; and impairment on oil and gas properties. Changes in the assumptions utilized could have a significant impact on reported results in future periods.

The successful efforts method requires the separation of proved properties into depletable asset pools based primarily on geographic and geologic similarities for which we have two pools. Our proved or unproved reserves for each pool are subject to revision due to changes in development plans in combination with volatile commodity prices. Because of the volatile nature of oil and gas prices, it generally is not possible to predict the timing or magnitude of impairments. In addition, due to the inter-relationship of the various judgments made to estimate proved reserves, it is impractical to provide quantitative analyses of the effects of potential changes in these estimates. However, decreases in estimates of proved reserves would generally increase our depletion rate and, thus, our depletion expense. Decreases in our proved or unproved reserves due to changes in development plans may also increase the likelihood of recognizing an impairment.

Assuming the futures pricing market at period end remains consistent and general economic conditions remain stable, the Company does not expect to recognize impairments under the successful efforts method. If future prices decline, an impairment could occur and could be material to our net income but will have no impact on our cash flows from operations, liquidity or capital resources.

Significant Accounting Policies

The Company’s exploration and production activities are accounted for under the successful efforts method. Other significant accounting policies followed by the Company are set forth in note 2 to the Company’s consolidated financial statements for the year ended December 31, 2018 and are supplemented by the notes to the unaudited consolidated financial statements in this report.

Revenue Recognition

The Company’s revenue is typically generated from contracts to sell natural gas, crude oil or NGLs produced from interests in oil and gas properties owned by the Company. Contracts for the sale of natural gas and crude oil are evidenced by (1) base contracts for the sale and purchase of natural gas or crude oil, which document the general terms and conditions for the sale, and (2) transaction confirmations, which document the terms of each specific sale. These contracts generally require the Company to deliver a specific amount of a commodity per day for a specified number of days at a price that is either fixed or variable. The transaction confirmations specify a delivery point which represents the point at which control of the product is transferred to the customer. These contracts frequently meet the definition of a derivative under ASC 815 and are accounted for as derivatives unless the Company elects to treat them as normal sales as permitted under that guidance. The Company typically elects to treat contracts to sell oil and gas production as normal sales, which are then accounted for as contracts with customers. The Company has determined that these contracts represent multiple performance obligations which are satisfied when control of the commodity transfers to the customer, typically through the delivery of the specified commodity to a designated delivery point.

Revenue is measured based on consideration specified in the contract with the customer and excludes any amounts collected on behalf of third parties. The Company recognizes revenue in the amount that reflects the consideration it expects to be entitled to in exchange for transferring control of those goods to the customer. The contract consideration in the Company’s contracts are typically allocated to specific performance obligations in the contract according to the price stated in the contract. The Company invoices customers once performance obligations have been satisfied, at which point payment is unconditional. Accordingly, the Company’s product sales contracts do not give rise to contract assets or liabilities under ASC 606. Payment is generally received one or two months after the sale has occurred.

Gain or loss on derivative instruments is outside the scope of ASC 606 and is not considered revenue from contracts with customers subject to ASC 606. The Company may use financial contracts accounted for as derivatives as economic hedges to manage the price risk associated with normal sales.

The Company utilizes the sales method to account for natural gas production imbalances; if the Company sells natural gas to a customer in excess of its entitled share of production, the Company is required to perform a principal versus agent analysis to determine whether it should record the gross amount of revenue and transportation and processing costs equal to the other owners’ interests or recognize the net amount of revenue. In conjunction with the adoption of ASC 606, there was no material impact on the financial statements due to production imbalances.

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, trade and accrued production receivables, and the derivative instruments discussed below. Cash and cash equivalents are exposed to a concentration of credit risk and the Company often has balances in excess of federally insured limits. The Company manages and controls this risk by investing these funds with major financial institutions. The Company enters into derivative instruments with counterparties that are lender’s under our secured bank credit facility (or affiliates thereof). There are no margin requirements with the counterparties of the Company’s derivative contracts.

The Company’s share of oil and natural gas production is sold to various purchasers. The Company monitors our purchaser concentrations, and while we believe that we could replace any single purchaser the economics may or may not be similar.

For the three and six months ended June 30, 2019 and 2018, the following purchaser accounted for more than 10% of the Company’s revenue:

	Three months ending June 30,		Six months ended June 30,
	2019	2018	2019	2018
Enterprise Products Operating	49%	51%	51%	47%

Recently Adopted Accounting Pronouncements

In January 2017, the FASB issued Accounting Standards Update (ASU) No. 2017-01, which clarifies the definition of a business when evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. For public entities, the new guidance is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted for transactions for which the acquisition date occurs before the issuance date or effective date of the amendments, only when the transaction has not been reported in the financial statements that have been issued. The Company adopted this guidance on January 1, 2019, which resulted in a screening test to determine whether a transaction is treated as a business combination or asset acquisition. The new ASU did not have a material impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Codification (ASC) 842, Leases, which replaces the existing guidance in ASC 840, Leases. ASC 842 requires a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right‑of‑use (ROU) asset and a corresponding lease liability. For finance leases, the lessee would recognize interest expense and amortization of the ROU asset. For operating leases, the lessee would recognize a straight‑line total lease expense. ASC 842 is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted.

In July 2018, the Financial Accounting Standards Board issued ASU 2018-11, “Lease (Topic 842): Targeted Improvements”. This update provides another transition method of allowing entities to initially apply the new lease standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption.  The Company is evaluating the effect ASC 842 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting. The Company expects to adopt ASC 842 on January 1, 2020.

(3)          Oil and Gas Properties

The Company’s oil and gas properties, which are accounted for using the successful efforts method, are all located within the United States. The net capitalized costs related to the Company’s oil and gas producing activities were as follows (in thousands):

June 30,
2019
Proved oil and gas properties	$2,521,184
Unproved oil and gas properties (1)	33,613
Wells in progress (2)	39,679
Total capitalized costs	2,594,476
Accumulated depletion	(590,446)
Net capitalized costs	$2,004,030

(1)	Unproved oil and gas properties represent costs on unevaluated properties, which the Company excludes from the amortization base until proved reserves are established or impairment is determined.
(2)	Costs from wells in progress are excluded from the amortization base until production commences.

(4)          Acquisitions

Thunderbird Acquisition

On March 5, 2019, we acquired leaseholds and related producing oil and gas properties located in Texas for a total consideration of $33 million from Thunderbird Resources LP (the “Thunderbird Acquisition”) net of customary closing adjustments. The acquisition was accounted for as a business combination and recorded at fair value, which was determined using a risk-adjusted, discounted cash flow analysis. The acquisition was funded with proceeds from borrowings under our revolving credit facility.

The following table presents a summary of the estimated fair value of assets acquired and liabilities assumed at the acquisition date (in thousands):

Proved properties	$33,087
Total assets acquired	33,087

Asset retirement obligations	(39)
Total liabilities assumed	(39)
Fair value of net assets acquired	$33,048

The operations of the properties acquired have been included in the Company’s results of operations since the March 5, 2019 date of closing.

Pro Forma Financial Information (Unaudited)

For the quarter ended June 30, 2019, the following pro forma financial information represents the combined results for the Company as if the Thunderbird Acquisition had occurred on January 1, 2018. Pro forma information related to the Thunderbird Acquisition includes $30 million of borrowings under our revolving credit facility. The pro forma information includes the effects of adjustments for depletion of $0.0 and $0.5 million for the three months ended June 30, 2019 and 2018, and for depletion of $0.4 and $0.9 for the six months ended June 30, 2019 and 2018. The pro forma information includes the effects of adjustments for the incremental interest expense on our credit facility of $0.0 million and $0.4 for the three months ended June 30, 2019 and 2018, and for interest of $0.3 and $0.8 for the six months ended June 30, 2019 and 2018. Pro forma adjustments for the effect of income taxes related to Texas margin tax were not material.

The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the period, nor are they necessarily indicative of future results.

	Three Months Ended			Six Months Ended
	June 30, 2019			June 30, 2019
(in thousands)	Covey Park Historical	Thunderbird Acquisition	Pro Forma	Covey Park Historical	Chesapeake Acquisition	Pro Forma
Revenues	$167,657	$—	$167,657	$353,100	$3,440	$356,540
Net income	$78,650	$—	$78,650	$125,146	$1,346	$126,492

	Three Months Ended			Six Months Ended
	June 30, 2018			June 30, 2018
(in thousands)	Covey Park Historical	Thunderbird Acquisition	Pro Forma	Covey Park Historical	Chesapeake Acquisition	Pro Forma
Revenues	$131,110	$1,841	$132,951	$240,895	$4,101	$244,997
Net Income	$24,824	$168	$24,992	$43,598	$679	$44,277

(5)          Fair Value Measurements

(a)          Fair Value Hierarchy

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The fair value input hierarchy level to which an asset or liability measurement is determined based on the lowest level of input that is significant to the measurement.

The following methods and assumptions were used to estimate the fair values of the Company’s assets and liabilities that are accounted for at fair value on a recurring basis:

•

Level 2 – Fair value of the variable to fixed price swaps are determined under the same valuation technique using a discounted cash flow model. The Company’s valuation model is an industry‑standard model that considers various inputs to determine fair value such as: (i) current market and contractual prices for the underlying instruments; (ii) quoted forward prices for natural gas; and (iii) interest rates, such as a U.S. dollar money market curve for a term similar to the commodity derivative contract.

The Company adjusts the valuation from the valuation model for nonperformance risk. For commodity derivative contracts that are in an asset position, the Company adds the counterparty’s credit default swap spread or other applicable credit measures to the risk‑free rate. For commodity derivative contracts that are in a liability position, the Company uses its credit adjusted risk‑free rate. As of June 30, 2019, the increase or decrease of net derivative assets and derivative liability resulted from nonperformance risk is de minimus.

The following tables set forth the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2019 (in thousands):

	Fair Value Measurements at June 30, 2019
(in thousands)	Level 1	Level 2	Level 3	Total
Financial Assets:
Commodity derivative asset	$—	$90,609	$—	$90,609
Financial Liabilities:
Commodity derivative liability	—	(12,379)	—	(12,379)

(b)          Derivative Contracts

The Company’s derivative contracts consist of natural gas fixed‑price swaps and basis swaps and collars. Swap contracts allow us to sell at a floating market price to and receive a fixed price from the counterparties for the hedged commodity. A collar is a combination of options including a sold call and purchased put. We receive the excess, if any, of the fixed floor over the floating rate. The production that the Company hedges varies from year to year depending on the Company’s levels of debt and financial strength, the expectation of further production, and the expectation of future commodity prices.

In order to more effectively hedge the cash flows received from Covey Park’s natural gas sales, the Company also enters basis swaps, whereby we swap certain per Mmbtu floating market indices for a fixed amount. These contracts do not change the Company’s overall hedged volumes. These market indices are a component of the price the Company is paid on its actual sales, and we are able to realize a net price with a more consistent differential to NYMEX. Since NYMEX is the basis of all the Company’s natural gas fixed-price swap contracts, the Company believes a more consistent differential results in more effective hedges.

The Company manages and controls market and counterparty credit risk through established internal control procedures that are reviewed on an ongoing basis. The Company attempts to minimize credit risk exposure to counterparties through formal credit policies, monitoring procedures, and diversification, and all of Covey Park’s commodity derivative contracts are entered with parties that are lenders under the Credit Agreement and accordingly is not required to post collateral. As of June 30, 2019, all of the outstanding derivative contracts were subject to enforceable master netting arrangements whereby payables on those contracts can be offset against receivables from separate derivative contracts with the same counterparty. It is Covey Park’s policy to classify derivative assets and liabilities on a gross basis on the Company’s Consolidated Balance Sheets, even if the contracts are subject to master netting arrangements.

The tables below outline the classification of the derivative financial instruments on the Company’s Consolidated Balance Sheets (in thousands):

	June 30,	December 31,
	2019	2018
Derivative financial assets - Current assets	$66,276	$30,019
Derivative financial assets - Long-term assets	24,333	23,397
Derivative financial liabilities - Current liabilities	(9,740)	(26,524)
Derivative financial liabilities - Long-term liabilities	(2,639)	(10,944)
Net derivative financial instruments	$78,230	$15,948

The Company does not designate its derivative instruments to qualify for hedge accounting. Accordingly, the Company reflects changes in the fair value of its derivative instruments in its statements of operations as they occur. The following table summarizes the amounts reported in earnings related to the commodity derivative instruments for the three and six ended June 30, 2019 and 2018 (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Derivatives gain (loss)	$69,653	$(4,653)	$66,106	$(9,519)

Due to the volatility of oil and natural gas prices, the estimated fair value of the Company’s commodity derivatives are subject to large fluctuations from period to period.

Commodity derivative contracts at June 30, 2019. The following table sets forth the Company’s outstanding derivative contracts at June 30, 2019 which represent the natural gas fixed price swaps based on the NYMEX – Henry Hub last trading day futures price. When aggregating multiple contracts, the weighted average contract price is disclosed.

		Weighted	Fair Value at
	Average daily	average	June 30,
	volume	swap price per	2019
Term	(Mmbtu)	(Mmbtu)	(In thousands)
Remaining 2019	406,332	2.84	35,557
2020	256,132	2.80	24,518
2021	57,283	2.87	5,582
2022	30,000	2.81	2,143
Total natural gas derivative fixed swap contacts			$67,800

The fair value of the company’s 3-way swap contracts as of June 30, 2019 is as follows:

Term	2019	2020	2021 & Thereafter
Notional volume (MMBtu/d)	140,000	72,432	—
Floor price (long put) ($/MMBtu)	$2.79	$2.65	$—
Short put ($/MMBtu)	$2.41	$2.33	$—
Weighted average cap (short call) ($/MMBtu)	$3.08	$2.99	$—
Fair value at June 30, 2019 (in thousands)	$7,096	$869	$—

In addition to above fixed price swap contracts, the Company also has entered into basis swap contracts receiving NYMEX Henry Hub settlement and paying Inside FERC Houston Ship Channel index or CGML index price. The fair value of these basis swap contracts as of June 30, 2019 is as follows:

		Weighted	Fair Value at
	Average daily	average	June 30,
	volume	swap price per	2019
Term	(Mmbtu)	(Mmbtu)	(In thousands)
Remaining 2019	60,000	(0.08)	610
2020	60,000	(0.08)	955
2021	40,000	(0.12)	629
2022	30,000	(0.16)	271
Total natural gas derivative basis swap contacts			$2,465

(c)          Other Fair Value Measurements

The carrying value of the Company’s credit agreement approximates fair value, as it is subject to short‑term floating interest rates that approximate the rates available to us for those periods. The Company also has other financial instruments consisting primarily of cash and cash equivalents, accounts receivable, other current assets, and accounts payable whose carrying value approximate fair value due to the short maturity of these instruments.

We estimate the fair value of the 2025 Senior Unsecured Notes (the “Senior Notes”) using quoted broker prices. Fair value is compared to the carrying value in the table below:

		June 30, 2019
	Fair Value	Carrying	Estimated
	Hierarchy Level	Amount	Fair Value
7.5% Senior Notes, due 2025	1	$622,368	$451,144

(d)          Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

As discussed in Note 4 – “Acquisitions”, the Company’s acquisitions were recorded at fair value, which was determined using a risk‑adjusted, discounted cash flow. The fair value of oil and natural gas properties is based on significant inputs not observable in the market. Key assumptions include: (i) NYMEX oil and natural gas futures prices, which are observable, (ii) projections of the estimated quantities of oil and natural gas reserves, including those classified as proved, probable, and possible, (iii) projections of future rates of production, (iv) timing and amount of future development and operating costs, (v) projected recovery factors, and (vi) risk‑adjusted discount rates. Accordingly, acquisitions are considered Level 3 measurements in the fair value hierarchy.

Asset retirement obligations are initially recorded at fair value. Unobservable inputs are used in the estimation of asset retirement obligations that include, but are not limited to, costs of labor, costs of materials, the effect of inflation on estimated costs, and the discount rate. Accordingly, asset retirement obligations are considered Level 3 measurements in the fair value hierarchy.

(6)          Credit Agreement and Long‑Term Debt

The carrying value of our total debt as of June 30, 2019 is as follows:

(in thousands)	June 30, 2019
RBL Credit Agreement	$350,000
Senior Notes	625,000
Unamortized premium and financing costs associated with the Senior Notes	(2,632)
Total long term debt	$972,368

Credit Agreement

On December 22, 2016, we entered into an amended and restated credit agreement (the “RBL Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent (the “RBL Agent”), and the lenders named therein, that provides for a senior secured revolving credit facility (the “credit facility”) with commitments of $1.5 billion. The amount available to be borrowed under the Credit Facility is subject to a borrowing base that is redetermined semiannually on each April 1 and October 1 and will depend on the volumes of our proved oil and gas reserves and estimated cash flows from these reserves and other information deemed relevant by the RBL Agent. The RBL Credit Agreement matures on December 22, 2021 and is secured by liens on substantially all of our properties and unconditionally guaranteed by each of our direct and indirect subsidiaries pursuant to a guarantee agreement executed in connection with the revolving credit facility and guarantees from us and our current and future subsidiaries.

In November 2018, pursuant to a regular semi-annual redetermination, the Company’s borrowing base was increased to $825.0 million, but the Company elected to have the commitment remain at $650.0 million.

In June 2019, pursuant to a regular semi-annual redetermination, the Company’s borrowing base was decreased to $800.0 million, and there was no change to the Company elected commitment of $650.0 million.

Principal amounts borrowed will be payable on the maturity date, and we may repay any amounts borrowed prior to the maturity date without any premium or penalty other than customary LIBOR breakage costs. Loans under our revolving credit facility may be comprised of either Eurodollar borrowings or alternate base rate borrowings, and interest on such borrowings will be payable (i) quarterly for alternate base rate borrowings and (ii) at the end of the applicable interest period for Eurodollar borrowings. Eurodollar borrowings bear interest at a rate per annum equal to an adjusted LIBOR rate (equal to the product of: (a) the LIBOR rate, multiplied by (b) a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the reserve percentages (expressed as a decimal) established by the Board of Governors of the Federal Reserve System to which the RBL Agent is subject with respect to such adjusted LIBOR rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) plus an applicable margin ranging from 200 to 300 basis points, depending on the percentage of our borrowing base utilization. Alternate base rate borrowings bear interest at a rate per annum equal to the greatest of (i) the RBL Agent’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the adjusted one-month LIBOR rate (as calculated above) plus 100 basis points, plus an applicable margin ranging from 100 to 200 basis points, depending on the percentage of our borrowing base utilization.

As of June 30, 2019, the weighted average interest rate on borrowings under our revolving credit facility was approximately 5.6%.

Our revolving credit facility contains restrictive covenants that may limit our ability to, among other things:

•	incur or guarantee additional indebtedness;
•	enter into transactions with our affiliates;
•	incur liens; and
•	engage in certain other transactions without the prior consent of the lenders.

Our revolving credit facility requires us to maintain the following financial ratios:

•

a current ratio, which is the ratio of our consolidated current assets (including the unused commitments under the credit facility and excluding derivative assets) to our consolidated current liabilities (excluding obligations under the credit facility, certain suspended liabilities and assets and certain derivative assets), of not less than 1.0 to 1.0 as of the last day of any fiscal quarter; and

•

a consolidated total leverage ratio, which is the ratio of (i) net debt, or total consolidated debt as of the last day of each fiscal quarter, subject to certain customary exclusions, minus cash of up to $50 million to (ii) our consolidated EBITDAX for the four fiscal quarter period most recently ended, not to exceed 4.0 to 1.0 as of the last day of such fiscal quarter, and provided further that EBITDAX shall be subject to pro forma adjustments for material acquisitions and material dispositions assuming that such transactions had occurred on the first day of the applicable calculation period, which adjustments shall be made in a manner reasonably acceptable to the RBL Agent.

The RBL Credit Agreement contains customary events of default, including, among others: (a) non-payment; (b) non-compliance with covenants (in some cases, subject to grace periods); (c) payment default under, or acceleration events affecting, material indebtedness; (d) bankruptcy or insolvency events involving us or certain of our subsidiaries; and (e) a change in control, as defined in the credit facility.

If an event of default under the Credit Facility exists and is continuing, the lenders may accelerate the maturity of the Company’s outstanding obligations under the Credit Facility. As of June 30, 2019, the Company was in compliance with its debt covenants.

Senior Notes

The Company issued unsecured senior notes with a combined aggregate principal of $625.0 million in May 2017 and December 2017 as described below. The indenture that governs these notes is identical. Unless otherwise specified, these two separate issuances collectively referred to as the Senior Notes.

On May 3, 2017, we issued $450 million of aggregate principal amount of Initial Notes. The Initial Notes, which are unsecured, were issued at par and bear interest at 7.5% per year, payable semi-annually on May 15 and November 15 of each year commencing November 15, 2017. We may redeem up to 35% of the aggregate principal amount of the Senior Notes prior to May 15, 2020, with an amount of cash not greater than the net proceeds raised in certain equity offerings at a redemption price of 107.5% of the principal amount, plus accrued interest, if any, and redeem all or a part of the notes at a redemption price equal to 100% beginning on May 15, 2020 or for any period thereafter, plus a make whole premium and any accrued and unpaid interest. If we experience certain kinds of change of control, holders of Senior Notes may have the right to require us to repurchase their notes at 101.0% of the principal amount, plus accrued interest, if any.

On December 11, 2017, we issued an additional $175.0 million aggregate principal amount of Senior Notes (“Tack-On Notes Offering”) at 104.250% of par. The Tack-On Notes were issued as additional notes under the indenture governing the May 2017 Notes. The Tack-On Notes have identical terms, other than the issue date, and the Initial Notes Offering and Tack-On Notes Offering will be treated as a single class of securities under the indenture governing the Notes. The Tack-On Notes resulted in gross proceeds to the Company of $183.4 million, including a $7.4 million premium and $0.9 million of accrued and unpaid interest and net proceeds to the Company, after deducting offering expenses of approximately $1.3 million.

The indenture contains covenants that restrict our ability to:  (1) incur or guarantee additional indebtedness or issue certain types of preferred stock; (2) pay dividends on capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness; (3) transfer or sell assets; (4) make investments; (5) create certain liens; (6) enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us; (7) consolidate, merge or transfer all or substantially all of our assets; (8) engage in transactions with affiliates; and (9) create unrestricted subsidiaries. As of June 30, 2019 the Company was in compliance with its debt covenants.

For the six months ended June 30, 2019 and the twelve months December 31, 2018, the weighted average interest rates for total indebtedness was 6.9% and 7.0%, respectively.

Principal maturities of long-term debt. Principal maturities of long-term debt outstanding at June 30, 2019 were as follows:

(in thousands)	2019	2020	2021	2022	2023	Thereafter
RBL Credit Agreement	$—	$—	$350,000	$—	$—	$—
Senior Notes	—	—	—	—	—	625,000
Total long term debt	$—	$—	$350,000	$—	$—	$625,000

(7)          Asset Retirement Obligations

Asset retirement obligations relate to future plugging and abandonment expenses on oil and natural gas properties and related facilities disposal. The following table summarizes the changes in the Company’s asset retirement obligations for the periods indicated (in thousands):

Balance as of December 31, 2018	$29,618
Acquired	2,262
Additions	873
Liabilities settled	(37)
Accretion of discount	1,160
Balance as of June 30, 2019	33,876
Current portion of asset retirement obligations	(1,179)
Asset retirement obligations - noncurrent	$32,697

(8)          Series A Preferred Units

In connection with the Chesapeake Acquisition, on February 15, 2017, Covey Park Energy LLC, our wholly-owned subsidiary, issued to, among others, investment funds affiliated with Magnetar Capital (“Magnetar”) and Kohlberg Kravis Roberts & Co. L.P. (“KKR”) $225.0 million in convertible preferred units (the “Series A Preferred Units”) to fund a portion of the purchase price for the Chesapeake Acquisition. At the closing, we issued a total of 225,000 Series A Preferred Units at a price of $1,000 per unit. Net proceeds, after offering costs were $218.3 million.

On October 15, 2018, we redeemed 113,098 of the outstanding 225,000 Series A Preferred Units for $150.0 million in cash. The payment was funded with drawings from our RBL Credit Agreement.  In connection with the redemption, the holders of the Series A Preferred Units agreed to modify certain terms of the Series A Preferred Units effective following the redemption to, among other things, decrease our cash redemption obligation in future time periods, eliminate the ability of the holders to force a conversion of portion of the Series A Preferred Units in connection with a qualified initial public offering and modify the number of Series A Preferred Units that we may convert to common units in connection with a qualified initial public offering.  The description of the Series A Preferred Units below reflects the modification of terms agreed to be the holders in connection with the redemption.

The Series A Preferred Units are entitled to receive a cash dividend of 8% per year, payable quarterly in arrears, and we have the ability to pay the quarterly dividend in kind for up to eight quarters, which may be non-consecutive. We may redeem the Series A Preferred Units at any time for cash in an amount (such amount, the ‘‘Series A Preferred Liquidation Preference’’) equal to: (i) an amount sufficient to cause the ROI of each Series A preferred Unit to be 1.35, for a redemption occurring after December 31, 2017 and on or prior to December 31, 2018; (ii) the greater of (A) an amount sufficient to cause the ROI of each Series A Preferred Unit to be 1.35; and (B) an amount sufficient to cause the internal rate of return on each Series A Preferred Unit to be 14.0%, for a redemption occurring after December 31, 2018 and on or prior to March 31, 2019; and (iii) the greater of (A) an amount sufficient to cause the ROI of each Series A Preferred Unit to be 1.40 and (B) an amount sufficient to cause the internal rate of return on each Series A Preferred Unit to be 14%, for a redemption occurring on or after April 1, 2019, in each case net of any cash distributions previously paid in respect of the Series A Preferred Units. The holders may cause us to redeem the Series A Preferred Units for cash at the Series A Preferred Liquidation Preference in connection with a change of control or at any time following December 31, 2026.

In connection with the closing of any initial public offering for proceeds of at least $250 million by us or any parent or subsidiary of ours that consummates such an initial public offering (us or any such other entity, in such capacity, the ‘‘IPO Issuer’’), we will have the option to convert Series A Preferred Units into shares of the IPO Issuer’s common stock that have a value up to $50 million of IPO shares subject to limits on equity ownership and public float limitations that may reduce the actual percentage of Series A Preferred Units that can convert to common stock.

The Preferred Units have a liquidation preference in the event of dissolution in an amount equal to the Liquidation Preference plus any unpaid dividends not otherwise included in the calculation of the Liquidation Preference through the date of liquidation payment. The Preferred Units have been classified as “Mezzanine equity” between total liabilities and member equity on the Consolidated Balance Sheets pursuant to ASC 480‑10‑S99‑3A. The Preferred Units, while not currently redeemable, are considered probable of becoming redeemable and therefore the Company is accreting changes in the redemption value each reporting period from the initial value to the estimated redemption value. The accretion is presented as a deemed dividend and recorded in “Series A Preferred Units” on the Consolidated Balance Sheet and within “Preferred dividends and accretion on Series A Preferred Units” on the Consolidated Statement of Operations. In accordance with ASC 480‑10‑S99‑3A, an adjustment to the carrying amount presented in mezzanine equity will be recognized as charges against member equity.

The current redemption value of the preferred as of June 30, 2019 is $152.6 million. For the three and six months ended June 30, 2019, we accrued $2.4 million and $4.9 million of dividends, respectively, and $2.5 million and $5.1 million of accretion, respectively, each of which is presented within “Dividends and accretion on Series A Preferred Units” on the Consolidated Statements of Operations and the Consolidated Statement of Changes in Equity. The company paid cash dividends of $2.4 and $4.9 million during the three and six months ended June 30, 2019 on Series A Preferred Units.

This footnote should be read in conjunction with our audited consolidated financial statements and related footnotes for the year ended December 31, 2018 for disclosure of the historical terms of the Series A Preferred Units.

(9)          Member’s Equity

On June 18, 2013, the Company entered into an Operating Agreement with members of Covey Park’s management and nonmanagement investors. Under the terms of the Operating Agreement and subsequent amendments, a total of $295 million in capital was committed to the Company by Covey Park’s non-management investors. This commitment from non-management investors expired in 2016 upon receipt of $295 million in capital contributions.

Our parent, Holdings LLC, has established a management incentive plan, in which management incentive units may be granted to certain employees in the form of units in Covey Park Management LLC. There are 100,000 units authorized to be issued. The management incentive units participate only in distributions in liquidation events, meeting requisite financial thresholds after investors have recovered their investment, and special allocation amounts. Management incentive units have no voting rights. Compensation expense for these awards will be recognized when all performance, market, and service conditions are probable of being satisfied (in general, upon a liquidating event). Accordingly, no value was assigned to the interests when issued or as of June 30, 2019, as the Merger was not closed until July 2019.

These incentive units are subject to various performance and forfeiture provisions and are subject to various performance criteria but generally vest over five years and 100% upon consummation of a monetization event.

All unvested incentive units, shall be forfeited upon termination of employment for any reason or due to death or disability. The following table presents the activity for incentive units outstanding:

Outstanding
Incentive
Units
Balance as of December 31, 2018	64,664
Forfeitures	—
Issuances	—
Balance as of June 30, 2019	64,664

(10)        Income Taxes

The Company is subject to margin tax at the entity level in Texas; certain of the Company’s consolidated subsidiaries are also taxed as corporations for federal and state income tax purposes. The entity level tax in Texas, in combination with taxable status of a consolidated subsidiary, resulted in income tax expense of $0 thousand and $59 thousand for the three months ended June 30, 2019 and 2018, respectively, and approximately $19 thousand and $86 thousand for the six months ended June 30, 2019 and 2018.

The Company’s net deferred income tax liability totaled $1.0 million at June 30, 2019. The balance consists primarily of the Texas Margin tax effect on temporary differences related to the Company’s unrealized derivative assets, oil and natural gas properties, and asset retirement obligations. As of June 30, 2019, the Company believes that it has no liability for uncertain tax positions.

(11)        Commitments and Contingencies

Drilling and Completion Agreements. During April 2019, the Company extended $15.8 million of capital commitments for drilling and completion activities to be performed through the period through December 31, 2020.

Other than this new commitment, there have been no material changes, outside the ordinary course of business to our contractual obligations and commercial commitments as reported in Note 12 – Commitments and Contingencies of the Company’s annual financial statements.

(12)        Subsequent Events

On June 7, 2019, we entered into a merger agreement with Comstock Resources, Inc. (“Comstock”) pursuant to which the Company would merge with and into Comstock ( the “Merger”). Terms of the Merger include cash and stock consideration valued at approximately $2.2 billion. Elements of the Merger consideration were:

•	$700 million of cash;
•	newly issued preferred stock with a redemption value of $210 million;
•	28,833,000 shares of Comstock newly issued common stock;
•	assumption of the Senior Notes and RBL Credit Agreement by Comstock; and
•	redemption of the Company’s outstanding Series A Preferred Units.

Subsequent events have been evaluated through August 8, 2019, the date these consolidated financial statements were available to be issued.